EXHIBIT 4.3

                              TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT (the "Agreement") is made and entered into effective as of [March?] __, 2005, by and between AVITAR, INC., a Delaware corporation (the "Company"), and CORNELL CAPITAL PARTNERS, LP, a Delaware limited partnership (the "Investor").

                                    Recitals:

         WHEREAS, the Company and the Investor entered into an Standby Equity Distribution Agreement (the "Standby Equity Distribution Agreement"); a Registration Rights Agreement (the "Registration Rights Agreement"); an Escrow Agreement (the "Escrow Agreement"); and a Placement Agent Agreement (the "Placement Agent Agreement"), all of which are dated February 1, 2004 (collectively, the Standby Equity Distribution Agreement, the Registration Rights Agreement, the Escrow Agreement and Placement Agent Agreement are referred to as the "Transaction Documents."

         NOW, THEREFORE, in consideration of the promises and the mutual promises, conditions and covenants contained herein and in the Transaction Documents and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination. Each of the parties to this Agreement hereby terminate the Transaction Documents and the respective rights and obligations contained therein. As a result of this provision, none of the parties shall have any rights or obligations under or with respect to the Transaction Documents.

2. Fees. The Investor shall retain any and all fees, including without limitation the commitment fees and structuring fees, and shall apply such fees to any future Standby Equity Distribution Agreement entered into by the parties but subject to the following sentence. In the event the Investor does not enter into a Standby Equity Distribution Agreement on the identical terms contained in the Standby Equity Distribution Agreement terminated by Section 1 above within ninety (90) days after all amounts of principal and interest under the Securities Purchase Agreement between the parties dated April __, 2005 has been fully satisfied by the Company, the Investor shall return to the Company all fees received pursuant to the Transaction Documents.



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         IN WITNESS WHEREOF, the parties have signed and delivered this
Termination Agreement on the date first set forth above.

AVITAR, INC.                               CORNELL CAPITAL PARTNERS, LP

By:                                        By: Yorkville Advisors, LLC
   ----------------------------------
Name:    Peter P. Phildius                 Its: General Partner
Title:   CEO
                                           By:
                                           Name:    Mark A. Angelo
                                           Title:   Portfolio Manager